Exhibit 99.1

Spirit Airlines Announces Pricing of $159.5 Million Secondary Offering

Miramar, Florida (January 20, 2012) – Spirit Airlines, Inc. (Nasdaq: SAVE) announced today the pricing of a secondary offering of 11,000,000 shares of common stock at a price to the public of $14.50 per share. All of the shares of common stock are being sold by existing stockholders of the company, including affiliates of Oaktree Capital Management and Indigo Partners and certain members of the company’s executive team. In addition, the underwriters have a 30-day option to purchase from certain selling stockholders up to an additional 1,650,000 shares of common stock to cover over-allotments, if any. The company will not receive any proceeds from this offering. Barclays Capital, Morgan Stanley and Citigroup are joint bookrunners for the offering. Deutsche Bank Securities, Raymond James, Dahlman Rose & Company, Evercore Partners and Macquarie Capital are the co-managers.

The offering is being made by the selling stockholders by means of a written prospectus that forms part of the effective registration statement. Copies of the prospectus, when available, may be obtained from Barclays Capital, c/o Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, NY, 11717, Telephone (888) 603-5847 or by e-mail at barclaysprospectus@broadridge.com, Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, New York, NY 10014 or by emailing prospectus@morganstanley.com or Citigroup, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, Telephone (800) 831-9146 or by emailing batprospectusdept@citi.com.

A registration statement relating to these securities filed with the U.S. Securities and Exchange Commission (the “SEC”) was declared effective on January 19, 2012. The registration statement on Form S-1 and all subsequent amendments may be accessed through the SEC’s website at www.sec.gov

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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Investor Relations Contact:

DeAnne Gabel

Director Investor Relations

InvestorRelations@spirit.com

(954) 447-7920

Media Contact:

Misty Pinson

Director Corporate Communications

misty.pinson@spirit.com

(954) 628-4827/cell (954) 918-9432